Exhibit 10.37
EXECUTION
MASSACHUSETTS DEVELOPMENT FINANCE AGENCY
PROJECT GRANT AGREEMENT
     This Project Grant Agreement (the “Agreement”) dated as of November 20, 2007, is entered into between the Massachusetts Development Finance Agency (“MDFA”), a Massachusetts body politic and corporate and a public instrumentality of The Commonwealth of Massachusetts (the “Commonwealth”) established under Chapter 23G of the Massachusetts General Laws as amended (the “Act”) , having its principal office and place of business at 160 Federal Street, Boston, Massachusetts 02110, and Evergreen Solar, Inc., a Delaware corporation, with a principal place of business at 138 Bartlett Street, Marlborough, Massachusetts 01752 (“Grantee”) (MDFA and Grantee are together referred to as the “Parties”).
     Whereas, MDFA is offering financial assistance to Grantee in the form of the Grant (as hereinafter defined) to help defray the costs incurred by Grantee in the design and construction of a facility to be located on certain Land (the “Premises”) owned by MassDevelopment to be leased to Grantee, for the design, manufacture and assembly of products for renewable energy technologies and all related functions, including research and development and warehousing and administration (the “Project”, which term shall exclude the cost of any equipment or fixtures specific to the manufacturing or other activities of Grantee to be conducted by Grantee on the Land);
     Whereas, MDFA’s provision of such grant funds for use on the Project is consistent with the statutory goals set forth in the Act and is expected to lead to substantial economic development activity in the Commonwealth, including without limitation the retention and creation of employment, as more fully set forth in this Agreement;
     Whereas, MDFA’s Board of Directors approved the commitment of funds to Grantee for the Project on August 22, 2007; and
     Now therefore, pursuant to the terms and conditions of the Agreement, MDFA and Grantee agree as follows:
1.	Term and Termination
a)	The term of this Agreement shall commence on the date that this Agreement is fully executed by the Parties (the “Effective Date”), and, unless terminated earlier pursuant to the terms of Section 1(b) and Section 6 (Events of Default), shall expire sixty (60) days after the eighth (8th) anniversary of the Effective Date.

b)	MDFA’s obligation to disburse Grant proceeds, however, shall expire in any event on the earlier to occur of (i) the six (6) month anniversary of the date that Grantee has substantially completed the Initial Improvements (as such term is defined in a certain Ground Lease dated on or about the date hereof between MDFA and the Grantee with respect to the Premises and the Project, a copy of which is attached hereto as Exhibit A (the “Ground Lease”)), or (ii) the last day of the twenty-fourth (24th) month after the Effective Date.

c)	This Agreement may be terminated by either MDFA or Grantee if (i) an Event of Default occurs (including the expiration of any applicable cure period) and remains outstanding as of the date of termination and the party seeking to terminate this Agreement hereunder is the Non-Defaulting Party, and (ii) the Non-Defaulting Party has not waived such Event of Default in writing.

d)	The obligations of MDFA to fund any portion of the proceeds under this Grant shall automatically terminate in the event that the Ground Lease is terminated for any reason,

Project Grant Agreement: Evergreen Solar, Inc.
unless termination occurred because the Grantee purchased the Premises pursuant to its option to purchase contained in the Ground Lease.
2.	The Grant; Conditions Precedent to MDFA’s Obligation to Make Grant

Subject to the provisions of this Agreement, including without limitation the provisions of Section 5 (Payments), Section 8 (Grantee’s Commitments) and Section 9 (Repayment), MDFA shall pay to Grantee a maximum amount of Ten Million Dollars ($10,000,000) (the “Grant”). MDFA shall have no obligation to pay Grantee any amount in excess of the Grant notwithstanding any construction on the Land by Grantee of more than the Project.

Notwithstanding the foregoing, MDFA shall have no obligation to disburse any of the proceeds of the Grant until such time as it has received (a) Grant funds in the amount of $11,000,000 from the MORE Jobs Program and the Community Development Action Grant through the Executive Office of Housing and Economic Development and (b) Grant funds in the amount of $2,000,000 from the Public Works Economic Development Program through the Executive Office of Environmental Affairs.

3.	Use of Proceeds

Grantee hereby covenants and agrees that all Grant funds provided by MDFA pursuant to this Agreement shall be used solely to defray the direct hard and soft costs incurred by Grantee in connection with the due diligence, permitting, design and construction of the Project (hereinafter “Project Costs”), and for no other purpose. In no event, however, shall Project Costs include the cost of any equipment or fixtures specific to the manufacturing or other activities of the Grantee to be conducted by Grantee on the Land.

4.	Reporting

Grantee shall, on a quarterly basis prior to Substantial Completion (as defined in the Ground Lease) and thereafter on an annual basis, provide MDFA with a project status report (the “Progress Reports”), which shall include without limitation (a) a description of completed Project construction milestones, during the period of construction, (b) the stage of the progress of construction of the Project, during the period of construction, and (c) the status of Grantee’s meeting and maintaining the (i) Retained Positions and (ii) new Jobs commitments, as defined and more fully set forth in Section 8; provided that nothing herein shall be deemed to require Grantee to disclose information that is of a proprietary nature. Grantee’s compliance with Grantee’s Commitments (as defined in Section 8) may be subject to continuous assessment by MDFA. In furtherance of the foregoing, Grantee shall provide MDFA with annual reports (the “Annual Reports”), which shall include information setting forth Grantee’s compliance with, and/or variances from, the Grantee’s Commitments. The first Annual Report shall be submitted to MDFA within thirty (30) days of the first anniversary of the Effective Date and each subsequent Annual Report shall be submitted within thirty (30) days of each subsequent anniversary of the Effective Date. In the case of the Grantee’s Commitments set forth in Sections 8(a)-(e), the Annual Report shall include a certification from Grantee’s CEO or CFO concerning Grantee’s compliance with, and/or variances from, the Grantee’s Commitments. Additionally, Grantee shall provide MDFA with such other information, reports, documents and certifications as MDFA may, from time to time, request with respect to the Project and the subject matter of this Agreement within twenty (20) days after such request.

5.	Invoices/Payment Schedule
a)	Cost Reimbursement. Grantee shall receive advances of Grant funds on a percentage of completion basis for Project Costs actually incurred for the design and general construction of the Project (collectively the “Total Project Construction Funds”) and upon

Project Grant Agreement: Evergreen Solar, Inc.
the completion of the Project, any Grant funds not yet advanced shall be provided to Grantee subject to the provisions of Sections 1(b) and (c) hereof. The Parties acknowledge that the total amount of MDFA’s funding for the Project’s general construction is Ten Million Dollars ($10,000,000), comprised of the Grant. The Parties acknowledge that the estimated Project Costs for the Initial Improvements and anticipated sources of the Total Project Construction Funds for the Initial Improvements have been provided to MDFA.

b)	Invoices. Grantee may submit invoices for payment using the template provided by MDFA. The invoice shall set forth total Project Costs incurred and paid as of the date of the invoice, the balance of the funds required to complete the Project, and evidence of payment thereof. Grantee shall provide such additional supporting documentation of Project Costs actually incurred as MDFA may request.

c)	Payment Terms. MDFA shall pay disburse Grant funds to Grantee within thirty (30) days after receipt of a properly documented invoice, unless MDFA properly determines that any such payment or any part thereof is otherwise not properly payable pursuant to the terms of this Agreement.
6.	Events of Default

For the purposes of this Agreement, a “Defaulting Party” shall mean any party hereto against which the other party hereto is entitled to assert an Event of Default under this Section 6 and a “Non-Defaulting Party” shall mean with respect to the occurrence of any Event of Default (as defined below), the party to this Agreement that is not the Defaulting Party in connection with such Event of Default. For purposes of this Agreement “Event of Default” shall mean any of the following:
a)	Failure by the Defaulting Party to make, when due, any payment or repayment required under this Agreement if such failure is not remedied within thirty (30) calendar days after written notice of such failure is given by the other party and provided the payment or repayment is not the subject of a continuing good faith dispute;

b)	Material breach of any of the Defaulting Party’s obligations contained in this Agreement, including without limitation the obligations set forth in Section 8(a) or (e), which breaches are not excused by Force Majeure (as defined in Section 16) or cured as provided in the relevant provisions of this Agreement;

c)	Any circumstance: (i) in which the Defaulting Party makes a general assignment for the benefit of creditors (as a symptom of impending bankruptcy), (ii) in which the Defaulting Party files a petition or otherwise commences, authorizes or consents to the commencement of a proceeding or cause of action under any bankruptcy or similar law for the protection of creditors, or where such a petition is filed against Defaulting Party and is not stayed, withdrawn or dismissed within sixty (60) days after such filing, (iii) in which a court of competent jurisdiction shall determine that Defaulting Party is generally not paying its debts as such debts become due, or (iv) which results in the Defaulting Party’s insolvency or its admission that it is unable to pay its debts generally as they become due;

d)	Termination of the Ground Lease as a result of an uncured default by Grantee shall be an Event of Default hereunder; and

e)	A sale or other transaction in the nature thereof of the Premises by Grantee after Grantee’s purchase of the Premises from MDFA and as a result thereof Grantee is no longer operating the Project on the Premises.

Project Grant Agreement: Evergreen Solar, Inc.
f)	In addition to any other remedy available to it under this Agreement or under applicable law, upon any occurrence of an Event of Default, the Non-Defaulting Party shall be entitled to suspend performance of its obligations under this Agreement until the earlier of such time as (a) such Event of Default has been cured, or (b) the Non-Defaulting Party has elected to terminate this Agreement pursuant to Section 1(c). The Non-Defaulting Party may, in addition to such suspension and/or termination, initiate proceedings for an assessment of damages payable to the Non-Defaulting Party resulting from such Event of Default and/or seek any other remedies available to the Non-Defaulting Party either at law or in equity; provided that MDFA’s remedies (in addition to such suspension and/or termination) upon an Event of Default by Grantee shall be limited to the right to enforce the repayment and forfeiture provisions as specified in Section 9 below. Neither the preceding sentence nor any other provision of this Agreement shall restrict or otherwise limit MDFA’s rights under any other agreements entered into with Grantee, including without limitation, the Ground Lease.
7.	Assignment

Grantee’s rights and restrictions on the assignment or any form of transfer of any of Grantee’s interest in the Grant or this Agreement (including without limitation by merger, sale of assets or corporate reorganization) shall be governed by the same terms and conditions permitting and/or restricting assignments of Grantee’s leasehold interest as set forth in Article 10 of the Ground Lease.

8.	Grantee’s Commitments

Grantee acknowledges that the Grant is conditioned on Grantee’s meeting and maintaining the following commitments (collectively the “Grantee’s Commitments”), and Grantee therefore agrees and covenants that it shall:
a)	Maintain a general manufacturing, research and development business for renewable energy technologies at the Premises for a period of five (5) years, commencing on Substantial Completion of the Project as defined in the Ground Lease subject to the provisions of Article 2, Section 2.2(d) of the Ground Lease.

b)	(i) create and maintain (a) 350 new Jobs (as hereinafter defined) as a result of the Project, of which a minimum of 320 shall be located at the Premises and the balance of the new Jobs shall be in Massachusetts, within two (2) years of the Effective Date and for a period of six (6) years thereafter and (ii) retain 310 existing jobs in Massachusetts (the “Retained Positions”) for a seven (7) year period from the Effective Date. For purposes of this Agreement, the term “job” (wherever it may appear in this Agreement, either on its own, in a defined term, or in upper or lower case) means a Massachusetts-based full-time equivalent employee on Grantee’s payroll. Notwithstanding the foregoing or the provisions of Section 9, it is agreed and understood that new Jobs created prior to the end of the second year following the Effective Date, in satisfaction of the foregoing requirements, may be created anywhere in Massachusetts.

Notwithstanding anything to the contrary herein, in the event that the Grantee does not comply with the provisions of this Section 8(b), the Grantee shall not be deemed to be in default of Grantee’s commitments hereunder but rather shall be obligated to repay to the Grantor those sums that were not earned pursuant to the provisions of Section 9 below.

c)	To the extent feasible, give consideration to utilizing Massachusetts-based contractors in the construction of the Project, but Grantee shall not be required to employ a certain quota or percentage of Massachusetts-based contractors.

Project Grant Agreement: Evergreen Solar, Inc.
d)	To the extent feasible, give consideration to using equipment manufactured or assembled by Massachusetts companies, but Grantee shall not be obligated to purchase any quota or percentage of equipment from Massachusetts companies.

e)	Not be or become a Prohibited Person. For the purposes of this Agreement a “Prohibited Person” is any person or entity which is, or in which a direct or indirect owner of 10% or more of the beneficial interest is, (X) in breach or violation of a written contract with the Commonwealth or MDFA as to which more than $5,000,000 is at issue and the entity is not contesting the breach or violation or the Commonwealth or MDFA has obtained at least an initial finding or determination in its favor which has not been overruled as to the principal matter at issue from a court, arbitrator or other tribunal with jurisdiction, (Y) delinquent to the extent of $1,000,000 or more in the payment of any state or local taxes assessed by or in the Commonwealth or (Z) a person or entity as to which it is illegal for MDFA to do business with under state or federal law. Notwithstanding the foregoing, however, the acquisition of 10% or more of the stock of Grantee on a recognized stock exchange or in the open market without the intervention, support or consent of Grantee shall not cause Grantee to be or become a Prohibited Person.
9.	Repayment Provisions
a)	Grantee acknowledges and agrees that it shall repay the full amount or relevant portion of the Grant (without interest), excluding any theretofore Earned Amounts (as that term is defined in Section 9(b)(ii) below), if Grantee is the Defaulting Party with respect to an Event of Default or if Grantee fails to comply with the Grantee’s Commitments set forth in Section 8, such repayment to be due and payable to MDFA within thirty (30) days of Grantee’s receipt of written notice from MDFA demanding such repayment due to Grantee’s failure to comply with Grantee’s Commitments.

b)	(i) Grantee shall have eight (8) years following the Effective Date to create 2,300 new “Job Years” in Massachusetts, a portion of which shall be created at the Premises as required by Section 8(b). A “Job Year” shall be defined as each Job (as defined in Section 8(b)) that was created in Massachusetts, subject to the requirements of Section 8(b), during the year multiplied by the number of weeks the job existed divided by 50. Grantee shall submit to MDFA, within thirty (30) days of each annual anniversary of the Effective Date, a Job Years Assessment Report containing information demonstrating the number of Job Years created in Massachusetts, subject to the requirements of Section 8(b), as of each annual anniversary of the Effective Date.
(ii) For each new Job Year created (each an “Actual Job Year” and collectively the “Actual Job Years”), Grantee shall be deemed to have earned a portion of the Grant in an amount equal to Four Thousand Three Hundred Forty Eight Dollars ($4,348.00) (the “Earned Amount”), and in an aggregate Actual Job Years amount not to exceed Ten Million Dollars ($10,000,000). All Earned Amounts shall not be subject to forfeiture.

(iii) In the event that the number of Actual Job Years created on any annual anniversary of the Effective Date is less than the number of Targeted Job Years Created, as that term is set forth and applied in Attachment A for such annual anniversary date, Grantee shall forfeit to MDFA a portion of the Grant in an amount equal to Four Thousand Three Hundred Forty Eight Dollars ($4,348.00) multiplied by the difference between (A) the number of Targeted Job Years Created as specified in Attachment A for such annual anniversary date and (B) the number of Actual Job Years created by such annual anniversary date (the “Forfeiture Amount”). Grantee shall pay MDFA any Forfeiture Amount within thirty days of Grantee’s receipt of written notification from MDFA, provided that any Forfeiture Amount due hereunder on account of the number of Actual Job Years created within the first two (2) years of the Effective Date shall be deferred and paid upon the first day of the third (3rd) year after the Effective Date and in

Project Grant Agreement: Evergreen Solar, Inc.
no case shall the total Forfeiture Amount exceed $10 million less any previously Earned Amounts. In addition, Grantee shall not be obligated to pay any Forfeiture Amount or otherwise repay any of the Grant funds after such time as the Grantee has achieved the creation of 2,300 Job Years.

(iv) Notwithstanding the foregoing, in the event that a Forfeiture Amount is determined to be payable hereunder, and in any subsequent annual period the number of Actual Job Years created by any annual anniversary of the Effective Date exceeds the number of Targeted Job Years Created by such annual anniversary date, MDFA shall re-pay Grantee a portion of the Forfeiture Amount in an amount equal to Four Thousand Three Hundred Forty Eight Dollars ($4,348.00) multiplied by the number of Actual Job Years created by such annual anniversary date in excess of the Targeted Job Years Created by such annual anniversary date (the “Re-Payment Amount”). Furthermore, in the event that the Grantee achieves the creation on a cumulative basis of 2300 Job Years on or before the last day of the 8th year following the Effective Date, MDFA shall pay back to Grantee any and all amounts previously paid by Grantee to MDFA as Forfeiture Amounts (the “True-Up Amount”). Any Re-Payment Amount and/or True-Up Amount shall not exceed the aggregate of all Forfeiture Amounts previously paid by Grantee to MDFA. MDFA shall re-pay Grantee any Re-Payment Amount and/or True-Up Amount within thirty days of MDFA’s receipt of written notification from Grantee.

c)	All of the provisions of the foregoing Section 9(b) notwithstanding, Grantee shall not be required to pay any Forfeiture Amount or otherwise repay any of the Grant funds to MDFA due to any failure to fulfill Grantee Commitments that directly result from an event of Force Majeure as defined in Section 16.

d)	Grantee shall have the right at any time to apply to MDFA for full or partial waiver or modification or extension of time to meet Grantee’s Commitments. Any decision to waive, modify or extend such time frames shall be in the exercise of MDFA’s sole discretion.

e)	In the event Grantee becomes a Prohibited Person as defined in Section 8(e), MDFA may declare an Event of Default hereunder and cease making any further Grant advances and Grantee shall be deemed to be in default pursuant to the Ground Lease and MDFA may exercise any other remedies available to it under the Ground Lease.
10.	Nondiscrimination

Grantee agrees to comply with all applicable Federal and State statutes, rules and regulations promoting fair employment practices or prohibiting employment discrimination and unfair labor practices and shall not discriminate in the hiring of any applicant for employment nor shall any qualified employee be demoted, discharged or otherwise subject to discrimination in the tenure, position, promotional opportunities, wages benefits or terms and conditions of their employment because of race, color, national origin, ancestry, age, sex, religion, disability, handicap, sexual orientation, or for exercising any rights afforded by law.

11.	Undocumented Workers and Indemnification
a)	Grantee hereby certifies that Grantee does not and shall not knowingly use undocumented workers in connection with the Project, and Grantee agree that, pursuant to federal requirements, Grantee shall verify the immigration status of all workers employed by Grantee at the Premises without engaging in unlawful discrimination. Grantee shall not knowingly alter or falsify, or accept altered or falsified, documents from any such worker. Any breach of the foregoing terms and provisions may be regarded by MDFA as a material breach of this Agreement, subjecting Grantee to sanctions, including

Project Grant Agreement: Evergreen Solar, Inc.
but not limited to monetary penalties, withholding of Grant funds, suspension of the Agreement or termination of this Agreement.

b)	To the fullest extent permitted by law, subject to the limitations set forth in Section 11(c), Grantee shall indemnify and hold harmless the Commonwealth, MDFA, and each of their respective agents, officers, directors and employees (together with the Commonwealth and MDFA, the “Covered Persons”) from and against any and all liability, loss, claims, damages, fines, penalties, costs and expenses (including reasonable attorney’s fees), judgments and awards (collectively, “Damages”) sustained, incurred or suffered by or imposed upon any Covered Person resulting from any breach of this Agreement by Grantee. Without limiting the foregoing, Grantee shall indemnify and hold harmless each Covered Person against any and all Damages that may arise out of or are imposed because of the failure to comply with the provisions of applicable law by Grantee or any of its agents, officers, directors, employees or subcontractors. Such obligations shall survive any termination of this Agreement for three (3) years.

c)	The indemnification obligation set forth in Section 11(b) shall not apply to the extent that Damages result from the negligence or reckless or willful misconduct of any Covered Person.

d)	In no event shall either party be liable for any indirect, incidental, special or consequential damages whatsoever (including but not limited to lost profits or interruption of business) under this Agreement. Notwithstanding the foregoing, the parties acknowledge and agree that MDFA as a public entity has an overriding policy of not providing financial or other assistance of any kind from its limited public resources to Prohibited Persons for any period of time. The parties agree and stipulate that any forfeiture of Grantee’s right to receive additional disbursements of Grant funds to the extent provided for herein if Grantee should voluntarily be or become a Prohibited Person is reasonable in light of the irreparable harm MDFA would suffer.
12.	Public Records

As a public entity, MDFA is subject to the Massachusetts Public Records Law (set forth at Massachusetts General Laws Chapter 66) and thus documents and other materials made or received by MDFA and/or its employees are subject to public disclosure. All information received by MDFA from Grantee shall be deemed to be subject to public disclosure, except as provided by applicable law.

13.	Document Review Rights

Upon reasonable notice to Grantee and during normal business hours at the offices of Grantee, MDFA will have the right to review Grantee’s or its other agents’ records to the extent Grantee has access to such agents’ records and as is reasonably necessary to confirm that Grantee is in compliance with this Agreement, at any time from the Effective Date through the end of the Retention Period, as defined below herein, provided that nothing herein shall be deemed to permit MDFA to review any records that contain information of a proprietary nature to Grantee. If such review reveals that any portion of the Grant was utilized for purposes not permitted under this Agreement, then Grantee shall refund to MDFA the amount determined by such review within thirty (30) days of Grantee’s receipt of such demand. Grantee shall maintain books, records, and other compilations of data pertaining to the Grant payments made under this Agreement to the extent and in such detail as shall reasonably substantiate use of such payments. All such records shall be kept for a period commencing on the Effective Date and terminating seven (7) years after payment of the final advance of Grant proceeds under this Agreement (the “Retention Period”). If any litigation, claim, negotiation, audit or other action involving the records is commenced prior to the expiration of the Retention Period, all records shall be retained until completion of the audit or other action and resolution of all issues resulting therefrom, or until the

Project Grant Agreement: Evergreen Solar, Inc.
end of the Retention Period, whichever is later. MDFA or the Commonwealth or any of their duly authorized representatives shall have the right at reasonable times and upon reasonable notice, to examine and copy at reasonable expense, the books, records, and other compilations of data of Grantee which pertain to the Project and/or the provisions and requirements of this Agreement from the Effective Date through the end of the Retention Period. Such access may include on-site audits, review and copying of records.

14.	Lobbying

No Grant funds may be used to pay for or otherwise support any activities intended to influence any matter pending before the Massachusetts General Court or for activities covered by the law and regulations governing “legislative agents” or “executive agents” set forth in the Massachusetts Lobbying Law, M.G.L. c.3, §39.

15.	Choice of Law

This Agreement shall be construed under, and governed by, the laws of the Commonwealth of Massachusetts, without giving effect to its conflict of laws principles. Grantee agrees to bring any Federal or State legal proceedings arising under this Grant in which the Commonwealth or MDFA is a party in a court of competent jurisdiction within the Commonwealth of Massachusetts. This Section shall not be construed to limit any other legal rights of the parties.

16.	Force Majeure

Neither party shall be liable to the other, or be deemed to be in breach of this Agreement for any failure or delay in rendering performance arising out of causes beyond its reasonable control and without its fault or negligence (“Force Majeure”). Such causes may include, but are not limited to, acts of God or of a public enemy (including terrorist attacks), fires, floods, epidemics, quarantine restrictions, freight embargoes, or unusually severe weather. Except as otherwise provided in this Agreement, dates or times of performance, including limits set on making advances of Grant funds, shall be extended to the extent of delays excused by Force Majeure, provided that the party whose performance is affected notifies the other promptly in writing of the existence and nature of such delay. Nothing in this Section 16 shall be deemed to apply to MDFA’s obligation to advance Grant funds as and when due pursuant to the terms of Section 5 of this Agreement.

17.	Waivers

Conditions, covenants, duties and obligations contained in this Agreement may be waived only by written agreement between the parties. Forbearance or indulgence in any form or manner by a party shall not be construed as a waiver, nor in any way limit the remedies available to that party.

18.	Notice

Any notice under this Agreement shall be in writing and shall be sent either (i) by facsimile, (ii) by courier, or (iii) by first class mail, postage, prepaid, to the address as set forth below (or to such other address as a party may provide by notice to the party pursuant to this Section), and shall be effective (i) if dispatched by facsimile and delivery is electronically confirmed by said media, the day such electronic confirmation is received, (ii) if sent by courier, one business day after dispatch, (iii) if sent by first class mail, five business days after its date of posting. The address for such notice for each party is as follows:

If to MDFA:	Massachusetts Development Finance Agency
160 Federal Street
Boston, MA 02110
617/330-2000 (phone)

Project Grant Agreement: Evergreen Solar, Inc.

617/330-2054 (fax)
Attn: Richard W. Holtz, General Counsel

If to Grantee:	Evergreen Solar, Inc.
138 Bartlett Street
Marlborough, MA 01752
508/357-2221 (phone)
508/229.0747 (fax)
Attn: Richard Chleboski, Vice President
19.	Amendments, Entire Agreement and Exhibit

All conditions, covenants, duties and obligations contained in the Agreement may be amended only through a written amendment signed by the Parties. The Parties understand and agree that this Agreement supersedes all other verbal and written agreements and negotiations by the Parties regarding the matters contained herein. The following are attached and incorporated into this Agreement:
EXHIBIT A — GROUND LEASE

Massachusetts Development Finance Agency		Evergreen Solar, Inc.

By:	/s/ Robert L. Culver	By:	/s/ Richard Chleboski
Name: Robert L. Culver		Name: Richard Chleboski
Title: President and Chief Executive Officer		Title: Vice President
Date: November 20, 2007		Date: November 20, 2007

APPROVED AS TO FORM:

MASSACHUSETTS DEVELOPMENT FINANCE AGENCY

By:	/s/ Richard W. Holtz Richard W. Holtz, General Counsel

EXHIBIT A
Ground Lease

Attachment A
Jobs Target Schedule

			Targeted
	Total MA		Job Years
Year	Employment	Retained Jobs	Created
1	360	310	50
2	460	310	200
3	660	310	550
4	660	310	900
5	660	310	1250
6	660	310	1600
7	660	310	1950
8	660	310	2300

Total Job Years		2300

Grant Amount		$10,000,000
Amount per Job Year		$4,348	| Amount / Job Years
Retained Jobs		310
EXAMPLES

Year	1	2	3	4	5	6	7	8	Total
Example 1
Actual jobs	660	660	660	660	660	660	660	660

Actual New Job Years Created	350	350	350	350	350	350	350	350

Actual Cumulative Job Years	350	700	1050	1400	1750	2100	2450	2800
Target Cumulative Job Years	50	200	550	900	1250	1600	1950	2300
Variance to Target	300	500	500	500	500	500	500	500
Earned Amount See sec 9(b)(ii)	1,521,800	1,521,800	1,521,800	1,521,800	1,521,800	1,521,800	869,200		10,000,000
Forfeit (less than minimum cumulative job years) See Sec 9(b)(iii)	—	—	—	—	—	—	—	—	—
Reearnings of Forfeited amounts	—	—	—	—	—	—	—	—	—

Cumulative Earned Amount See sec 9(b)(ii)	1,521,800	3,043,600	4,565,400	6,087,200	7,609,000	9,130,800	10,000,000	10,000,000

Year	1	2	3	4	5	6	7	8	Total
Example 2
Actual jobs	310	400	510	600	660	670	700	700

Actual New Job Years Created	0	90	200	290	350	360	390	390

Actual Cumulative Job Years	0	90	290	580	930	1290	1680	2070
Target Cumulative Job Years	50	200	550	900	1250	1600	1950	2300
Variance to Target	-50	-110	-260	-320	-320	-310	-270	-230
Earned Amount See sec 9(b)(ii)	—	391,320	869,600	1,260,920	1,521,800	1,565,280	1,695,720	1,695,720	9,000,360
Forfeit (less than minimum cumulative job years) See Sec 9(b)(iii)			(1,130,480)	(260,880)					(1,391,360)
Reearnings of Forfeited amounts		—	—	—	—	43,480	173,920	173,920	391,320

Cumulative Earned Amount See sec 9(b)(ii)	—	391,320	1,260,920	2,521,840	4,043,640	5,608,920	7,304,640	9,000,360